3.3     Certificate of Designations of Debentures and
            Convertible Preferred Stock.
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                    SECRETARY'S CERTIFICATION

I, Jeanette Fitzgerald, Secretary of Camelot Corporation hereby certify that the board of directors by unanimous decision have passed the following resolution as of October
3, 1997:

      RESOLVED, that the Corporation shall establish the terms of the Preferred Shares, Series K (the "Preferred
Shares") having a total of 412,500 shares, which shall have the following rights:

      1) the Preferred Shares shall be convertible at the option of the holders, without any additional consideration therefore, into fully paid and non assessable common shares (the "Shares") of the Corporation at the lessor of seventy (70%) percent of the Closing Price (the "Conversion Price")("Closing Price" being defined as the average of the closing bid price of the common shares on the NASDAQ Stock Market (or in the event that such security is not traded on the NASDAQ Stock Market, such other national or regional securities exchange or automated quotations system upon which such security is listed and principally traded) during the five (5) trading days ending on the day prior to the Conversion Date) or $5.50 at the following rate:

     one hundred percent after 90 days(unless a registration statement registering the underlying common shares becomes effective earlier)

Mechanics of Conversion The Holder of the Preferred Shares shall send a conversion notice in the form annexed hereto by fax on the date of conversion ("Conversion Date") to the Corporation with the original and the Preferred Shares certificates couriered for receipt at the Corporation headquarters within three business days of the Conversion Date. Upon receipt of the Preferred Share certificates and any reasonable supporting documentation, the conversion will be deemed to occur as of the Conversion Date and the Shares and Preferred Share (in the case of a partial conversion) certificates will be sent back to the Holder within three business days of receipt. No fractional Shares will be issued upon conversion of the Preferred Shares and all Shares shall be rounded up to the nearest whole Share. The number of Shares issuable upon conversion shall equal the purchase price of the Preferred shares being converted divided by the "Conversion Price. The Holder of the Preferred Shares shall provide payment in full pursuant to the Promissory Note executed simultaneously with the subscription agreement for the Preferred Shares and payment shall be due no earlier than five business days after receipt of free trading and non restricted common shares (from which the Preferred Shares have converted) into the escrow account.


      2) the Preferred Shares shall pay a cumulative dividend, when and as declared by the Board of Directors out of funds legally available therefor, of eight (8%) percent of the purchase price, per annum, payable in cash or Shares on the last day of the fiscal quarter of the Corporation at the discretion of the Corporation. Such dividends shall be cumulative with payments made upon conversion of the Preferred Shares into Shares of the Company. Further such dividends shall accrue and be cumulative from the date of issuance, whether or not declared and whether or not in any dividend period there shall be surplus or net profits of the Corporation legally available for the payment of such dividends. No dividend shall be paid prior to the expiration of 90 days. So long as any shares of the Preferred shares shall remain outstanding, no dividend shall be declared or paid or set apart for payment on the common stock or any other class of stock ranking junior to the Preferred Shares in either payment of dividends or liquidation (all such junior classes of stock including, without limitation, the common stock, hereinafter referred to collectively as the "Junior Stock") unless full dividends (including interest on any accumulations of dividends) on all outstanding Preferred Shares shall have been paid in full for all past dividend periods and the dividends on all outstanding Preferred Shares for the then current dividend period shall have been paid or declared and sufficient funds set apart for payment thereof;

      3) all Preferred Shares shall automatically be converted into Shares on the second anniversary of the issuance of the Preferred Shares at the lesser of $5.50 or seventy (70%) percent of the Closing Price as defined in paragraph 1, of the Shares (based on the Closing Price over the 5 days prior to the second anniversary).

      4) In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than cash dividends) or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Shares at least 20 days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of common stock (or other securities) shall be entitled to exchange their shares of common stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up;

     5) in the event that the Corporation shall (i) take a record of holders of shares of the common stock for the purpose of determining the holders entitled to receive a dividend payable in shares of common stock, (ii) subdivide the outstanding shares of common stock, (iii) combine the outstanding shares of common stock into a smaller number of shares or (iv) issue, by reclassification of the common stock, any other securities of the Corporation, then, in each such case, the Closing Price then in effect shall be proportionally adjusted to give effect to the events described in clauses (i) through (iv) above.

       6) the outstanding Preferred shares, at the liquidation price equal to $1.00 per share plus all accrued but unpaid dividends (the "Liquidation Amount"), shall have a liquidation preference over the outstanding common shares in the event of any liquidation or sale of the Corporation. Upon the occurrence of such event, the holders of the Preferred shares shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation, out of the assets of the Corporation available for distribution to its shareholders, the liquidation amount before any distribution of the assets shall be made to the holders of the common shares. After payment of the liquidation amount on the Preferred shares shall have been made in full as provided in the preceding sentence, but not prior thereto, the Preferred shares, and the common shares shall, subject to the respective terms and provisions, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, with the Preferred shares on an as converted basis sharing with the common shares pro-rata therein. However, should the amounts payable on or with respect to the Preferred shares, together with the amounts payable on or with respect to all classes or series of stock ranking on a parity with the Preferred shares as to distribution of assets, are not paid in full, the holders of Preferred shares together with all classes or series of stock ranking on a parity with the Preferred shares as to distribution of assets, shall share pro rata in any distribution of assets in respect of the shares held by them upon such distribution in proportion to the amounts that would have been distributable to each such class or series if all amounts payable on or with respect to the Preferred shares and any other class or series of stock that so ranks on a parity with the Preferred shares had been paid in full;

      7) in the case of a merger or consolidation of the Corporation with or in to another corporation, or the sale or transfer of all, or substantially all, of the property or assets of the Corporation, the holders of the Preferred shares shall thereafter have the right to convert each of such shares into the kind and amount of shares of stock or other securities and property (including cash) receivable (the "Consideration") upon such merger, consolidation or sale by a holder of the number of shares of Common Stock into which such Preferred shares might have been converted immediately prior to such merger, consolidation or sale (all of which Consideration shall be reserved and become payable upon conversion in the same manner as for the common shares) and shall have no other conversion rights under these provisions. Any such resulting or surviving corporation shall expressly assume the obligation to deliver the Consideration, upon the exercise of the conversion right, (and shall reserve sufficient Consideration to issue, distribute and/or pay the holders of the Preferred shares as if all such stock were converted) as holders of Preferred shares remaining outstanding, or other convertible preferred stock received by such holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for protection of conversion rights as provided above (provided that each holder shall have the right to elect by giving written notice to the Corporation to treat any of the following as a liquidation, dissolution or winding up of the Corporation: (i) all or substantially of all of the assets of the Corporation, (ii) transfer of more than 50% of the voting shares of the Corporation in one transaction, (iii) a merger where the Corporation is not the surviving entity except a merger effected solely for the purpose of incorporating in a new jurisdiction; and (iv) failure of the Common Stock to trade regularly, and not sporadically, on NASDAQ Small Cap Market or other national securities exchange or automated quotation system).

      8) the Preferred shares shall only have voting rights as required pursuant to the Colorado Corporation Code provided however that unless Holders of a majority of the outstanding Preferred shares shall have converted thereto the Corporation shall not:


           (a) create any new class or series of stock that has a preference over the Preferred shares or increase the number of authorized Preferred shares.

           (b) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the Holders of Preferred shares under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

      9) all Preferred shares which have been converted into common shares will become authorized but unissued preferred shares undesignated as to series;

      10) the Corporation shall reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall from time to time be sufficient to effect conversion of the Preferred shares;

      11)   the  Preferred  shares shall  have  registration
rights  permitting  them  to  require  the  Corporation   to
register the underlying Corporation common shares as set out in the subscription agreements.

                    By:__/s/ Jeanette Fitzgerald__________
                         Jeanette Fitzgerald
                         Vice President and Secretary
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                       SECRETARY'S CERTIFICATION

I,  Jeanette  Fitzgerald, Secretary of  Camelot  Corporation
hereby  certify  that  the board of directors  by  unanimous
decision  have  passed  the  following  resolution   as   of
September 15, 1997:

       RESOLVED,   that  the  Corporation  shall   establish
$800,000, 9% Convertible Debentures due September  22,  2000
with the following terms:
     a)   the debentures shall pay an interest rate of nine (9%)
       percent;
b)   the debentures shall have a maturity date three years
from the date of issuance;
     c)   the interest sahll be accrued and paid quarterly in
       cash or the Corporation's Common Stock    at the option of
       theBoard of Directors of the Corporation;
d)   the interest shall be accrued aon the last day of each
fiscal quarter of the Corporation (January 31, April 30,
July 31, and October 31);
     e)   interest shll be held by the Corporation for the first
       six months from issuance and not be due and payable if the Debenture holder converts into the Corporation's common stock prior to the expiration of said six months;
f)   the Debenutres shall be convertible into the
Corporation's common stock equal to the Debenture Face Value multiplied by the number of Debentures to be converted
divided by the conversion price which is the lesser of:
          1.   Floating Conversion Price. 65% of the average closing
            bid price of the Common Stock (the "Average Closing Price"), as reported by the NASDAQ SmallCap Market or NASDAQ Electronic Bulletin Board during the five trading days immediately preceding the date of conversion, or
          2.   Fixed Conversion Price.  $3.00 per common stock.
     g)   the Debentures are 100% convertible into Corporation
        Common Stock on the 90th calendar day following the original issuance date;
     h)   no fractional shares or script representing fractions
        of shares will be issued on conversion , but the number of shares issuable shall be rounded to the nearest whole share;
     i) the Debenture shall be issued in the form and with the additional clauses as set out in Exhibit A.
deliverable   upon  such  reorganization,  reclassification,
transfer, consolidation, merger, dissolution or winding up;
securities exchange or automated quotation system).


                    By:___/s/ Jeanette Fitzgerald__________
                         Jeanette Fitzgerald
                         Vice President and Secretary
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